Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, IL -- (Marketwire - May 18, 2011) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss from continuing operations of $1,211,000 or 75 cents per diluted share for its first quarter ending April 2, 2011 compared to a net loss from continuing operations of $1,441,000 or 90 cents per diluted share for the same period in 2010.

Consolidated sales in the first quarter of 2011 were $24,768,000 or $795,000 (4.8%) higher than sales in the first quarter of 2010. Sales improved in the Evaporative Cooling segment as well as in the CACS segment; however, these gains were partially offset by weaker sales in the Door segment and the Heating and Cooling segment. The consolidated operating loss was $1,621,000, a 20.5% improvement from the consolidated operating loss of $2,040,000 in the first quarter of 2010. This improvement was realized in the Heating and Cooling segment and the Evaporative Cooler segment. The improvement in the Heating and Cooling segment was primarily due to an increased level of furnace production, improved manufacturing efficiency and a reduction in workers' compensation expenses. The improvement in the Evaporative Cooling segment was largely due to the increase in sales. The decline in the Door segment was the result of heightened price competition during this period of reduced demand. The operating profit of the CACS segment would have remained unchanged except for the $70,000 gain on the sale of property during the first quarter of 2010. Consolidated selling and administrative expenses were $78,000 lower in the 2011 quarter compared to the prior year primarily as a result of the reversal of a reserve related to a loss contingency resolved in the Company's favor in the Heating and Cooling segment.

Interest expense declined from $229,000 during the first quarter of 2010 to $193,000 in the first quarter of 2011. The average interest rate in the first quarter of 2011 was approximately 6.34% compared to approximately 7.25% in the first quarter of 2010. Average outstanding indebtedness was approximately $1,740,000 lower during the first quarter of 2011 compared to the first quarter of 2010.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 1, 2011 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS

                                                    Three Months Ended
                                               April 2, 2011  April 3, 2010

Sales                                          $  24,768,000  $  23,642,000
                                               -------------  -------------

Operating (loss)                                  (1,621,000)    (2,040,000)

Interest expense, net                               (244,000)      (280,000)

Other income, net                                     15,000         11,000
                                               -------------  -------------

Loss from continuing operations before income
 taxes                                            (1,850,000)    (2,309,000)

Benefit from income taxes                            639,000        868,000
                                               -------------  -------------

Net loss from continuing operations               (1,211,000)    (1,441,000)

Loss from discontinued operation net of income
 tax benefit                                          (2,000)       (17,000)
                                               -------------  -------------

Net loss                                       $  (1,213,000) $  (1,458,000)
                                               =============  =============

Net loss per basic and diluted share:
  Continuing operations                        $        (.75) $        (.90)
  Discontinued operations                                 --           (.01)
                                               -------------  -------------
Basic and diluted loss per share               $        (.75) $        (.91)
                                               =============  =============

Average shares outstanding                         1,611,000      1,599,000
                                               =============  =============

CONTACT:
Mark S. Nichter
(312) 541-7207